Durham Jones & Pinegar, P.C. 111 East Broadway, Suite 900 P O Box 4050 Salt Lake City, Utah 84110 801.415.3000 801.415.3500 Fax www.djplaw.com

September 29, 2008

Board of Directors
Volu-Sol Reagents Corporation
5095 West 2100 South
West Valley City, Utah 84120

Re:           Registration Statement on Form S-1
                Distribution of Securities of Volu-Sol Reagents Corporation by RemoteMDx, Inc.

Gentlemen:

We have assisted Volu-Sol Reagents Corporation, a Utah corporation (the “Company”), in the preparation of the Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of an aggregate of 1,421,667 shares of the Company’s common stock (the “Shares”), consisting of 1,416,667 shares of the Company’s common stock owned by the RemoteMDx, Inc., to be registered for distribution to RemoteMDx, Inc., shareholders, and 5,000 shares of common stock to be issued to RemoteMDx, Inc., shareholders who would otherwise receive a partial share in the distribution.

We have examined the Company's Articles of Incorporation, as amended to date, and the Company's By-Laws, as amended to date, and have examined and relied on the originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors and stockholders of the Company, all as provided to us by the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such certified or photostatic copies, and (iv) the legal competence of all persons who signed such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Utah, the general corporate laws of the State of Utah, as applied by courts located in Utah, the applicable provisions of the Utah Constitution and the reported judicial decisions interpreting those laws, and the federal laws of the United States of America.

SALT LAKE CITY | OGDEN | ST. GEORGE | LAS VEGAS

Board of Directors
September 29, 2008

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, and (ii) certificates representing the Shares are duly executed, countersigned, registered, and delivered pursuant to the terms as set forth in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is being furnished to you for your benefit and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters."  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

DURHAM JONES & PINEGAR, P.C.

/s/ Durham Jones & Pinegar, P.C.